Exhibit (a)(1)(D)

[Form Of Decline Letter]

[Lufkin Industries, Inc. Letterhead]

LUFKIN INDUSTRIES, INC.

936/634 2211 P.O. BOX 849 LUFKIN, TEXAS 75902-0849

Dear Lufkin Employee:

Unfortunately, your Letter of Transmittal in connection with the Offer to Purchase (which collectively constitute the “Offer”) was either inaccurate or incomplete and was not accepted by Lufkin. If you wish to tender any of your eligible stock options, you must submit a new Letter of Transmittal. Paul G. Perez, Secretary of Lufkin, must be in receipt of a properly completed Letter of Transmittal no later than 5:00 P.M., Houston, Texas time, on February 9, 2004, unless the Offer is extended. If we do not receive an accurate and complete Letter of Transmittal from you before the deadline, all stock options currently held by you will remain intact at their original price and original terms.

If you have any questions, please contact Paul G. Perez, Secretary, at Lufkin Industries, Inc., 601 South Raguet, Lufkin, Texas 75904, telephone: (936) 637-5267.

Thank you.

Sincerely,

By:
Name:
Title: